Exhibit 99.1

EMERGE INTERACTIVE REPORTS FIRST QUARTER RESULTS

SEBASTIAN, Florida, May 12, 2005 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural, foodservice, and healthcare industries, today announced results for the three months ended March 31, 2005.

Revenues for the three months ended March 31, 2005 increased 331% to $751,000 from $174,000 for the three months ended March 31, 2004. Cost of revenue for the three months ended March 31, 2005 increased 390% to $328,000 from $67,000 in the comparable period of the prior year. Gross profit for the three months ended March 31, 2005 decreased to 56% from 61% in the first quarter of 2004, due to the sale of a VerifEYE™ Carcass Inspection System (“CIS”). Selling, general and administrative expenses for the three months ended March 31, 2005 decreased 21% to $1.3 million from $1.7 million in the comparable period of the prior year. Technology and development expenses of $491,000 increased 11% from the comparable period of the prior year. Operating loss for the three months ended March 31, 2005 declined 31% to $1.7 million from $2.5 million in the comparable prior year period. Included in operating loss for the three months ended March 31, 2005 is $355,000 of depreciation expense, compared to $529,000 of depreciation expense in the same prior year period.

Net loss for the first quarter of 2005 was $1.6 million, or $0.03 per share, compared to $51,000, or $0.00 per share, in the comparable prior year period. Included in net loss for the quarter ended March 31, 2004 is a $2.2 million non-cash net gain related to the change in fair value of common stock warrants and additional investment rights issued in connection with the Company’s two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004. The agreements for these warrants were amended effective December 31, 2004, and, as a result, the value of these warrants has subsequently been reclassified to permanent equity and the periodic change in their value should have no future effect on the Company’s income statement.

The increase in revenues during the first quarter of 2005 compared to the first quarter of 2004 primarily reflects higher lease revenues from three CIS units installed at Excel Corporation beef processing facilities in the first quarter of 2005 compared to one CIS unit under lease in the first quarter of 2004, the sale of one CIS unit that had previously been under a lease agreement, and improved revenues from the Company’s individual-animal tracking and database management services. The sale of this CIS unit had the effect of increasing revenue from the first quarter of 2004 to the first quarter of 2005 by $377,000, and gross profit by $160,000.

Decreased SG&A expenses reflect the Company’s cost control efforts, resulting in lower overall personnel costs. Included in SG&A expenses for the quarter is a gain on sale of Professional Cattle Consultants assets of $100,000. Higher technology expenses reflect the Company’s increased focus on the development of VerifEYE™ derivative products, such as HandScan™.

“Our first quarter 2005 results show relatively high percentage increases in revenue and gross profit, and demonstrate good cost controls,” said David Warren, eMerge’s President and Chief Executive Officer. “However, we did not meet our goals for sales of new CIS units to US beef packers, who are dealing with the joint problem of the shutdown of the Canadian border to import of live cattle as well as delays in re-opening the market for export of beef to Japan. These sales were very important to our overall financing plan for 2005 and 2006, and we are working on alternative plans to encourage packers to acquire CIS units.”

“Our Animal Information Solutions products generated good growth on a very low revenue base. Recent trends in recurring revenues are encouraging, with total head under management increasing 173% in the first quarter of 2005 compared to the first quarter of 2004.”

“During the first quarter, we demonstrated our new HandScan product at the Food Safety Summit in Washington, D.C., which was attended by most major multi-unit restaurant operators. The response was encouraging, and we are using input from a number of potential customers to ensure that our final commercial product meets many of the needs of the market.”

The Company ended the first quarter of 2005 with $8.0 million in cash and cash equivalents. The Company expects to meet its 2005 cash requirements with cash on hand and the expected cash flows from operations. However, if sales from products and services continue to fall short of expectations in 2005, the Company will need to seek additional sources of liquidity and implement additional cost control measures. There can be no assurance that sources of liquidity will be available in an amount and on terms that are acceptable to the Company.

The Company’s stock has been trading below $1 since March 17, 2005, and it is currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. The Company has been provided 180 calendar days, or until October 31, 2005, to regain compliance. If at any time before October 31, 2005, the bid price of the stock closes at $1 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance. If it has not regained compliance by October 31, 2005, Nasdaq will determine if the Company meets the Nasdaq SmallCap Market initial listing criteria, except for the bid price requirement. If it meets the initial listing criteria, other than the bid price requirement, it will be granted an additional 180 calendar day period to regain compliance. If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock. Ultimately, non-compliance could result in Nasdaq delisting the Company’s common stock. Such delisting could have an adverse effect on the liquidity of the Company’s common stock and could also impact its ability to raise additional equity capital, if necessary.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss first quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc., is a technology company focusing on the agricultural, foodservice and healthcare industries. The Company is developing a broad portfolio of innovative products, including VerifEYE™, HandScan™, Solo™ and CIS contamination detection systems, for use in restaurants, nursing homes, hospitals and food processors. The Company’s agricultural products include CattleLog™, a USDA approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification and branding. For more information about eMerge Interactive, including the risks and uncertainties associated with our business, please visit www.emergeinteractive.com and view our filings with the Securities and Exchange Commission.

For additional information regarding this press release or if you have investor questions please contact Robert E. Drury, eMerge’s Chief Financial Officer, at (772) 581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue	$751,000	$174,000

Cost of revenue	328,000	67,000

Gross profit	423,000	107,000

Operating expenses:
Selling, general and administrative	1,321,000	1,670,000
Technology and development	491,000	442,000
Depreciation	355,000	529,000

Operating loss	(1,744,000)	(2,534,000)

Interest and other income, net	127,000	325,000
Interest expense	(4,000)	(3,000)
Loss on disposal of assets	(6,000)	—
Net (increase) decrease in fair value of common stock warrants and additional investment rights	(22,000)	2,160,000

Loss from continuing operations	(1,649,000)	(52,000)

Discontinued operations:
Gain from discontinued operations	19,000	1,000

Net loss	$(1,630,000)	$(51,000)

Net loss per common share – basic and diluted	$(0.03)	$(0.00)

Weighted average number of common shares outstanding – basic and diluted	49,456,930	43,395,550

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,994,000	$5,955,000
Trade accounts receivable, less allowance for doubtful accounts	304,000	245,000
Inventories	388,000	381,000
Other current assets	600,000	610,000

Total current assets	9,286,000	7,191,000

Property, plant and equipment, net of accumulated depreciation	1,777,000	2,356,000
Food safety systems installed at customers, net of accumulated depreciation	570,000	457,000
Other assets	38,000	—

Total assets	$11,671,000	$10,004,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$180,000	$336,000
Accrued liabilities	496,000	450,000
Advance payments from customers – current portion	868,000	1,084,000

Total current liabilities	1,544,000	1,870,000

Advance payments from customers - long term	1,163,000	1,419,000

Total liabilities	2,707,000	3,289,000

Stockholders’ equity:

Common stock	413,000	389,000
Additional paid-in capital	215,610,000	211,755,000
Accumulated deficit	(206,631,000)	(205,001,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	8,964,000	6,715,000

Total liabilities and stockholders’ equity	$11,671,000	$10,004,000